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                                                                      EXHIBIT 99
                                                                      OpTel, Inc
                                  [OPTEL LOGO]


                  OPTEL, INC REPORTS RESULTS FOR FOURTH QUARTER
                     AND TWELVE MONTHS FOR FISCAL YEAR 1999



DALLAS, October 29, 1999 - OpTel, Inc ("OpTel") today announced its unaudited financial results for the fourth quarter and the twelve months of the fiscal year ended August 31, 1999 ("fiscal 1999"). Net loss attributable to common equity for the quarter amounted to $30.7 million versus $30.8 million for the fourth quarter of 1998. Net loss attributable to common equity for twelve months of fiscal 1999 amounted to $114.6 million versus $83.1 million in fiscal 1998. These results are subject to potential audit adjustments.

On October 28, 1999 OpTel, and certain of its affiliates and subsidiaries, filed for protection under Chapter 11 of the US bankruptcy laws. The filing allows the Company to operate its businesses in the normal fashion under court protection while it continues discussions with representatives of certain major creditors and others on a restructuring plan.

The Company expects to have sufficient liquidity throughout the period of reorganization to ensure payment of its obligations incurred on an ongoing basis. The Company anticipates that it will complete its restructuring and emerge from Chapter 11 during 2000.


OpTel is a leading network based provider of integrated communications services, including local and long distance telephone, cable television and high speed Internet access services in the United States. The Company currently provides cable television and telecommunications services in a number of metropolitan areas including Los Angeles, San Diego, San Francisco, Phoenix, Denver, Houston, Dallas-Fort Worth, Chicago, Indianapolis, Atlanta, Miami-Ft. Lauderdale and Orlando-Tampa. OpTel is majority owned by Le Groupe Videotron Ltee, owner of the second largest cable television operator in Canada.

         This announcement contains "forward-looking" statements. OpTel, Inc. is subject to risks and other uncertainties that could cause such statements to prove incorrect. For a discussion of those risks and uncertainties, please refer to the Company's annual report on Form 10K for fiscal year ended August 31, 1998.

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For further information, please contact:

Waqar Nasim
Treasurer
214-634-4029